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                                             OMB APPROVAL

                                   OMB Number:3235-0145
                                   Expires:December 31, 1997
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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                              SCHEDULE 13G

               Under the Securities Exchange Act of 1934
                            (Amendment No. 1)

                       Geerlings & Wade Inc.
                         (Name of Issuer)

                              Common Stock

------------------------------------------------------------------

                    (Title of Class of Securities)

                           368473104
                         (CUSIP Number)

                         February 28, 1998
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               /x/  Rule 13d-1(b)
               / /  Rule 13d-1(c)
               / /  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (2-96)

SCHEDULE 13G

CUSIP No. 368473104                          Page 2 of 7 Pages

------------------------------------------------------------------
1  NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

Palo Alto Investors
IRS No.:  94-3088699
------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*(a)/X/ (b)/  /
------------------------------------------------------------------
3  SEC USE ONLY
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4  CITIZENSHIP OR PLACE OF ORGANIZATION

     California
------------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                -0-
     BENEFICIALLY        -----------------------------------------
      OWNED BY           6    SHARED VOTING POWER
        EACH                  419,800
      REPORTING          -----------------------------------------
       PERSON            7    SOLE DISPOSITIVE POWER
        WITH                  -0-
                         -----------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              419,800
------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     419,800
------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*
                                                            / /
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13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11.1%
------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IA
------------------------------------------------------------------
                         *SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 368473104                          Page 3 of 7 Pages

------------------------------------------------------------------
1  NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

William Leland Edwards
------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*(a)/X/ (b)/  /
------------------------------------------------------------------
3  SEC USE ONLY
------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
------------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                -0-
     BENEFICIALLY        -----------------------------------------
      OWNED BY           6    SHARED VOTING POWER
        EACH                  419,800
      REPORTING          -----------------------------------------
       PERSON            7    SOLE DISPOSITIVE POWER
        WITH                  -0-
                         -----------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              419,800
------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     419,800
------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*
                                                            / /
------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11.1%
------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IA
------------------------------------------------------------------
                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G

CUSIP No. 368473104                               Page 4 of 7 Pages

ITEM 1.

     (a)  The name of the issuer is Geerlings & Wade Inc.
("Geerlings").

     (b) The principal executive office of Geerlings is located at 960 Turnpike Street, Canton, MA 02021.


ITEM 2.

     (a)  The names of the persons filing this statement are Palo
Alto Investors ("PAI") and William Leland Edwards ("Edwards")
(collectively, the "Filers").

     (b) The principal business office of PAI and Edwards is located at 431 Florence Street, Suite 200, Palo Alto, CA 94301.

     (c) PAI is a California corporation. Edwards is a citizen of the United States of America.

     (d) This statement relates to shares of Common Stock of Geerlings (the "Stock").

     (e)  The CUSIP number of the Stock is 368473104.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) ___ Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 87o).

     (b)  ___  Bank as defined in section 3(a)(6) of the Act (15
U.S.C. 78c).

     (c) ___ Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) ___ Investment Company registered under section 8 of the Investment Company Act (15 U.S.C. 80a-8).

     (e)  ___  An Investment Adviser in accordance with 240.13d-
1(b)(1)(ii)(E).

     (f) ___ An Employee Benefit Plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

                                   SCHEDULE 13G

CUSIP No. 368473104                               Page 5 of 7 Pages


     (g) ___ A Parent Holding Company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

     (h) ___ A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) ___ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  _X_  Group, in accordance with section 240.13d-
1(b)(1)(ii)(J).

     If this statement is filed pursuant to 240.13d-1(c), check this box. /___/.

ITEM 4.  OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 419,800 shares.

     (b)  Percent of class: 11.1%

     (c) Number of shares of the Stock as to which the Filers have:

          (i)   Sole power to vote or to direct the vote: 0

          (ii)  Shared power to vote or to direct the vote: 419,800

          (iii) Sole power to dispose or to direct the disposition:
0

          (iv) Shared power to dispose or to direct the disposition: 419,800

                              SCHEDULE 13G

CUSIP No. 368473104                          Page 6 of 7 Pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /___/.

Instruction: Dissolution of a group requires a response to this item.

ITEM. 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON

PAI is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. No individual client's holdings of the Stock are more than 5 percent of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

PAI is an investment adviser registered under section 203 of the Investment Advisers Act of 1940. Edwards is the controlling shareholder of PAI.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

                              SCHEDULE 13G

CUSIP No. 368473104                               Page 7 of 7 Pages

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



SIGNATURES

     After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this amended statement is true, complete and correct.

DATED:     March 10, 1998

Palo Alto Investors


By:  /s/ William L. Edwards
     William L. Edwards, President



/s/ William L. Edwards
William L. Edwards